Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP INTRODUCES A TEST TO
IDENTIFY ENTEROVIRUS D-68 (EV-D68)

Burlington, NC, December 18, 2014 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the availability of a reflex test to identify enterovirus D68 (EV-D68), which is associated with severe respiratory illness that primarily affects children.

Enterovirus (EV) infections cause a wide spectrum of both common and uncommon illnesses.  EVs cause millions of symptomatic infections annually in the United States. Most non-neurological infections with these viruses are relatively benign, but respiratory tract infections caused by EV-D68 can be more serious, particularly among pediatric patients with asthma.

Beginning in August 2014, the Centers for Disease Control and Prevention (CDC) and state public health agencies reported a marked increase in pediatric patients with severe respiratory illness linked to EV-D68. Many patients required hospitalization, including, at times, admission to pediatric intensive care units.  The EV-D68 outbreak has continued through late fall with more than 1,100 EV-D68 infections confirmed in the United States.  There are no available vaccines or specific treatments for EV-D68, and several widely-used antiviral drugs have not been effective in treating EV-D68 patients.  In response, CDC has issued protocols for health care professionals for clinical evaluation, reporting and treatment of patients suspected or confirmed to be infected with EV-D68.

The EV-D68 PCR test determines the presence or absence of enteroviral RNA in a respiratory sample, and if positive, reflexes to an EV-D68-specific PCR test. The EV-D68 subtyping PCR test enables the presence or absence of the predominant D68 strain to be determined.  “Understanding the underlying cause of this severe illness allows the clinician to manage symptoms appropriately through protocols like those issued by CDC, which may also help reduce further transmission of the virus," said Dr. Mark Brecher, LabCorp’s Chief Medical Officer.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2014 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2013, including under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2013 and subsequent Forms 10-Q under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.